Exhibit 99.1

Enservco Corporation Updates Investors on 2019 Third Quarter Financial Expectations

DENVER, Oct. 24, 2019 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it expects 2019 third quarter revenue to increase approximately 23% year over year to between $4.6 million and $4.7 million from $3.8 million in the third quarter last year. Nine-month revenue is expected to increase approximately 19% to between $38.1 and $38.2 million compared to $32.0 million in the same period last year.

Third-quarter adjusted EBITDA loss and net loss are expected to increase year over year. Adjusted EBITDA for the comparative nine-month periods is expected to remain relatively flat, although the year-over-year net loss is expected to improve.

“We grew our market share over the past nine months and entered our 2019-20 heating season with an expanded customer base,” said Ian Dickinson, President and CEO. “However, we continue to operate in an environment where drilling and completion activity levels are declining. The impact of this trend is partially offset by relative stability in demand for our production related services.”

“In ramping up our operations for the winter heating season, in October we incurred over-advances on our bank line of credit and such amount was approximately $1.2 million as of October 23, 2019, (above our current $29.7 million borrowing base availability),” Dickinson added. “Although the bank can require immediate payment of the over-advances, we are in positive discussions with them regarding amending our loan agreement to rectify the over-advance position as we move through our fourth quarter. We believe that the amendment will be in place in the near future.”

About Enservco
Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, and water hauling. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include the Company’s ability to report final financial results that are in line with the aforementioned estimates and the ability to secure an amendment to its bank loan agreement. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
Direct: 303-880-9000
Email: jay@pfeifferhigh.com